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Exhibit 10.12
Confidential treatment requested

NON-EXCLUSIVE LICENSE AGREEMENT

    THIS AGREEMENT, effective as of Sept. 29, 1998, is between Creative BioMolecules, Inc. a corporation of the State of Delaware (CBM) having its principal place of business at 35 South Street, Hopkinton, Massachusetts 01748, and Seattle Genetics, Inc., a corporation of the State of Delaware (SG) having a principal place of business at 22215 26th Avenue SE, Bothell, Washington 98021.

RECITALS

    CBM has conceived and reduced to practice certain inventions relating to single-chain antigen-binding molecules (as hereinafter further defined under SCA DISCOVERIES);

    SG has an interest in the non-exclusive development of said SCA DISCOVERIES into commercially useful products in the field of Lewis-Y antigen single-chain antigen binding proteins genetically fused to the Pseudomonas exotoxin A fragment; PE4O (as hereinafter further defined under FIELD);

    CBM has certain PATENT RIGHTS pertaining to the SCA DISCOVERIES; CBM is interested in licensing said PATENT RIGHTS and know-how associated with SCA DISCOVERIES; and

    SG is interested in becoming a non-exclusive licensee and desires to develop, manufacture, use, and sell products in the FIELD related to said SCA DISCOVERIES throughout the world;

    NOW, THEREFORE, in consideration of the premises and of the performance of the covenants herein contained, the parties agree as follows:

     1.  DEFINITIONS

      1.1 The term "AFFILIATE" shall mean:

        (a) Any corporation owning or controlling, directly or indirectly, at least fifty-one percent (51%) of the stock normally entitled to vote for election of directors of a party; and

        (b) Any corporation at least fifty-one percent (51%) of whose stock normally entitled to vote for election of directors is owned or controlled, directly or indirectly, by a party; and

        (c) Any other business entity at least fifty-one percent (51%) of the equity interest of which is owned or controlled, directly or indirectly, by a party.

      1.2 The term "EFFECTIVE DATE" shall mean the date first written above.

      1.3 The term "FIELD" shall mean and be limited solely to proteins that derive their therapeutic activity by their binding affinity for the Lewis-Y antigen or that compete with monoclonal antibody BR96 for binding to the Lewis-Y antigen and which are genetically fused to the Pseudomonas exotoxin A fragment PE4O, for human therapeutic use only, excluding, without limitation, the areas listed in APPENDIX II.

      1.4 The term "FIRST COMMERCIAL SALE" shall mean the first commercial sale of any PRODUCT by SG or its AFFILIATES, sublicensees, corporate partners, distributors or agents.

      1.5 The term "CBM IMPROVEMENT" shall mean any technology related to an SCA DISCOVERY disclosed or claimed in a patent application filed, or licensed on a royalty-free basis with the right to sublicense, by CBM or its AFFILIATES after the EFFECTIVE DATE and during the term of this Agreement; PROVIDED, HOWEVER, that CBM IMPROVEMENT shall not include any specific SCA PROTEIN, or any specific genetic sequence or host coding for or

  [*]   Confidential treatment requested

  containing such genetic sequence coding for a specific SCA PROTEIN, or the therapeutic, diagnostic or research use of such a specific SCA PROTEIN.

      1.6 The term "NET SALES" shall mean the gross sales receipt for any quantity of PRODUCT subject to royalty under this Agreement that is sold by SG or its AFFILIATES, sublicensees, corporate partners, distributors or agents, to any third party, less deductions for (a) trade and cash discounts, credits, allowances, rebates or refunds incurred or granted; (b) bad debts actually incurred; and (c) sales, use or excise taxes and duties, and freight and insurance, to the extent included in the gross price charged. Except as set forth above, no deduction from the gross sales shall be made for any item of cost incurred by the seller in its own operation incident to the research and development, manufacture, sale, or shipment of the PRODUCT sold. PRODUCT shall be considered sold when billed out or invoiced.

      1.7 The term "PATENT RIGHTS" shall mean any United States or foreign patent applications or patents owned, or licensed on a royalty-free basis with the right to sublicense, by CBM or its AFFILIATES during the term of this Agreement containing one or more claims to SCA DISCOVERIES, any continuation-in-part, division, or continuation application thereof, any patent or the equivalent thereof granted thereon, and any reissue, reexamination, or extension of any of these patent(s) including any applications filed or patent(s) granted which are owned by CBM or its AFFILIATES and which claim IMPROVEMENTS made by CBM or its AFFILIATES; PROVIDED, HOWEVER, that PATENT RIGHTS shall not include any claim in patent applications to specific SCA PROTEIN(S), or to any specific genetic sequence or host coding for or containing such genetic sequence coding for a specific SCA PROTEIN(S), or to the therapeutic, diagnostic or research use of such a specific SCA PROTEIN(S). Existing PATENT RIGHTS are listed in APPENDIX I, which shall be modified by CBM from time-to-time so that it accurately reflects those patent applications and patents includable under PATENT RIGHTS during the term of the Agreement, relevant to the FIELD.

      1.8 The term "PRODUCT(S)" shall mean an SCA PROTEIN or product incorporating an SCA PROTEIN whose manufacture, composition, or use in the country in question, but for the license granted hereunder, would constitute an infringement of one or more VALID CLAIMS in such country.

      1.9 The term "VALID CLAIM" shall mean a claim contained in any patent included in PATENT RIGHTS which has not been held invalid or unenforceable by final decision of a court or other governmental agency of competent jurisdiction, unappealable within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

      1.10 The term "SCA DISCOVERIES" shall mean any technology related to the creation, development, manufacture or use of SCA PROTEINS or any variable region, genetic sequence thereof or transformed host coding for or containing such variable region genetic sequence; PROVIDED, HOWEVER, that SCA DISCOVERIES shall not include any particular SCA PROTEIN, or any particular variable region, genetic sequence or specific transformed host coding for or containing such variable region genetic sequence.

      1.11 The term "SCA PROTEIN" shall mean a single chain polypeptide having binding affinity for an antigen, said polypeptide comprising:

        (a) first polypeptide comprising the binding portion of the heavy or light chain variable region of an antibody;

        (b) a second polypeptide comprising the binding portion of the heavy or light chain variable region of an antibody; and

        (c) at least one peptide linker linking said first and second polypeptides (a) and (b) into a single chain polypeptide having binding affinity for said antigen.

    SCA PROTEIN(S) includes fusion proteins having a biologically active protein component in addition to components (a), (b) and (c) above.

      1.12 The term "SG PATENT RIGHTS" shall mean any patents issuing after the EFFECTIVE DATE hereof and during the term of this Agreement, owned, or licensed on a royalty-free basis with the right to sublicense, by SG or its AFFILIATES, covering any SCA DISCOVERY, but only to the extent of claims therein, if any, that, as a matter of U.S. patent law, are dominated by CBM PATENT RIGHTS and relate to novel linker(s) connecting polypeptides and/or methods of making linkages between polypeptides; PROVIDED, HOWEVER, that SG PATENT RIGHTS shall not include any claim to specific SCA PROTEIN, or to any specific genetic sequence or host coding for or containing such genetic sequence coding for a specific SCA PROTEIN, or to the therapeutic, diagnostic or research use of such a specific SCA PROTEIN.

     2.  PATENT RIGHTS

      2.1  Costs.  All future patent costs pertaining to PATENT RIGHTS whether or not such PATENT RIGHTS are pending on the EFFECTIVE DATE, including preparation, filing, and prosecution of patent applications, issuance, taxation, and maintenance costs shall be borne by CBM.

      2.2  Control.  All control over PATENT RIGHTS will be in CBM, and all PATENT RIGHTS will be filed and prosecuted by CBM's attorneys, subject to any rights SG may have under Section 6.

     3.  LICENSE GRANT TO SG

      3.1  Non-Exclusive License.  As of the EFFECTIVE DATE of this Agreement, CBM hereby grants to SG and its AFFILIATES a non-exclusive worldwide license under PATENT RIGHTS to make, have made, use, and sell PRODUCTS in the FIELD with the right to grant sublicenses to third parties.

     4.  PAYMENT BY SG

      4.1  Designee.  CBM hereby appoints [*], Inc., a corporation of the State of Delaware having its place of business at 20 [*] Road, [*], New [*][*] ([*]), as its designee to receive payment from SG in [*]'s name of all license fees and royalties, and copies of reports relating thereto, under this Agreement. CBM and SG, severally, hereby releases [*] from any and all liability for losses, damages, and expenses (including attorney fees) that may be incurred on account of any action taken by [*] in good faith pursuant or in any way related to this Agreement, and such parties do hereby severally agree to defend, indemnify, and hold [*] harmless from and against all claims, demands, or actions arising out of or resulting from such good faith performance under this Agreement. In the event [*] should cease being CBM's designee hereunder, CBM shall so notify SG, whereupon SG shall direct all reports, payments and the like that would have gone to [*] when acting as CBM's designee, directly to CBM. All payments made to CBM under this Section 4. shall be made through its designee in accordance with this Section 4.1.

      4.2  Cash.  Within ten (10) days following the EFFECTIVE DATE of this Agreement, SG shall pay CBM the sum of [*] Dollars ($[*]).

      4.3  Annual Maintenance Fees.  On the [*] and [*] anniversary of the EFFECTIVE DATE of this Agreement, SG shall pay to CBM the sum of [*] Dollars ($[*]). On the [*] anniversary of the EFFECTIVE DATE of this Agreement, SG shall pay to CBM the sum of [*] Dollars ($[*]). Beginning on the [*] anniversary of the EFFECTIVE DATE of this Agreement and for each subsequent anniversary of the EFFECTIVE DATE of this Agreement, SG shall pay CBM an amount equal to the [*] plus the sum of [*] Dollars ($[*]). For clarification, SG shall pay to CBM the indicated sums on the indicated anniversary of the EFFECTIVE DATE of this Agreement as provided below.

Anniversary	Maintenance Fee
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
...and so on.

    All Annual Maintenance Fees under this Section 4.3 shall be payable until such time as the first PRODUCT receives Product License Approval (PLA) from the United States Food and Drug Administration or its foreign equivalent from a Regulatory Authority of competent jurisdiction from a country within the European Union or Japan.

      4.4  Milestone Payments.  For each therapeutic PRODUCT developed by SG, its AFFILIATES or sublicensees subject to Regulatory Approval by the Food and Drug Administration or other Regulatory Authority of a country within the European Union or Japan, SG will pay CBM [*] Dollars ($[*]) within ten (10) days of the first PLA for PRODUCT in the United States, [*] Dollars ($[*]) within ten (10) days of the first PLA or its foreign equivalent in a country within the European Union and [*] Dollars ($[*]) within ten (10) days of the first PLA or its foreign equivalent in Japan.

      4.5  Royalties.  SG shall pay to a CBM a [*] percent ([*]%) royalty on NET SALES for each PRODUCT sold by SG or its AFFILIATES, sublicensees, corporate partners, distributors or agents to third parties, but only in the event that the right to make, use or sell the PRODUCT has been granted by SG to such party.

      4.6  Currency Conversion.  Royalties and license fees due on sales made in currency other than United States dollars shall first be calculated in the foreign currency and then converted to United States dollars on the basis of the arithmetic average of the applicable selling rate reported in The Wall Street Journal for the foreign currency in question for each of the last ten (10) business days of the period for which royalties are due.

      4.7  Currency Restriction.  If restrictions on the transfer of currency exist in any country such as to prevent SG from making payments to CBM in the United States, SG shall take all reasonable steps to obtain a waiver of such restrictions or otherwise to enable SG to make such payments, failing which SG shall make the royalty payments due upon sales in such country in local currency and deposit such payments in a local bank or other depository designated by CBM.

     5.  ACCOUNTING

      5.1  Reports.  SG shall report in writing to [*] (with copy to CBM) within sixty (60) days after the end of each calendar quarter (commencing the quarter during which the FIRST COMMERCIAL SALE occurs) the quantities of PRODUCT subject to royalties hereunder that were sold by SG and its AFFILIATES, and sublicensees, corporate partners, distributors or agents during said quarter, and the calculation of the fees and royalties thereon. With said report SG shall pay to CBM (through its designee in accordance with Section 4.1) the total amount of said fees and royalties. If no PRODUCT subject to license fees or royalties hereunder has been sold by SG or its AFFILIATES, sublicensees, corporate partners, distributors or agents during any given quarter (commencing the quarter during which the FIRST COMMERCIAL SALE occurs), SG shall so report in writing to [*] (with copy to CBM) within sixty (60) days after the end of such quarter. Reports, notices, license fee and royalty payments, and other communications hereunder shall be sent to the appropriate party at the following addresses:

For CBM:	Wayne E. Mayhew III Vice President and Chief Financial Officer Creative BioMolecules, Inc. 45 South Street Hopkinton, MA 01784
For [*]:	General Counsel [*], INC. 20 [*] Road [*], [*]
For SG:	H. Perry Fell, Ph.D. President Seattle Genetics, Inc. 22215 26th Avenue. SE Bothell, WA 98021

      5.2  Records.  SG shall keep, and require each AFFILIATE, sublicensee, corporate partner, distributor or agent to keep, adequate records in sufficient detail to enable the license fees and royalties payable by SG hereunder to be determined and, upon reasonable advance notice, permit, and require each AFFILIATE, sublicensee, corporate partner, distributor or agent to permit, said records to be inspected at any time during regular business hours by an independent auditor appointed by CBM (through its designee in accordance with Section 4.1) and reasonably satisfactory to SG for this purpose, who shall report to CBM only the amount of the fees and royalties payable hereunder.

     6.  INFRINGEMENT

      6.1  No Warranty of Non-Infringement.  Nothing in this Agreement shall be construed as a warranty, assurance, or representation by CBM or its AFFILIATES that. SG or its AFFILIATES or sublicensees, can make, have made, use, or sell PRODUCT free of any proprietary rights, including third party patent rights, other than those specifically granted in this Agreement. CBM hereby represents that, as of the EFFECTIVE DATE, SG's practice of the inventions covered by PATENT RIGHTS pursuant to the license granted hereunder will not infringe any existing patent (including patent to issue on an existing patent application) right owned by CBM or its AFFILIATES not licensed hereunder, to the extent that such practice does not involve any of the Areas listed in Appendix II.

      6.2  Infringement by SG.  In the event that SG or its AFFILIATES or sublicensees are sued for infringement by reason of practicing any invention covered by PATENT RIGHTS, SG or its AFFILIATES or sublicensees shall notify CBM in writing of the suit and shall have the sole right, but not the obligation, to defend such suit at the expense of SG or its AFFILIATES or sublicensees, as the case may be. Only with respect to matters pertaining to the validity or enforceability of PATENT RIGHTS shall CBM have the right to provide advice and assistance in any such litigation at its expense, unless such advice and assistance are requested by SG or its AFFILIATES or sublicensees, in which case it shall be at the expense of SG or its AFFILIATES or sublicensees, as the case may be. In the event CBM is joined in such litigation, CBM shall have the right to defend itself with counsel of its choice at its expense.

      6.3  Infringement by Third Party.

        (a) SG shall notify CBM of any infringement by a third party of any PATENT RIGHTS in the FIELD that SG is aware of, and shall provide CBM with the available evidence, if any, of such infringement.

        (b) CBM shall have the exclusive right and sole discretion during the term of this Agreement to stop such infringement including bringing suit or other proceeding against the infringer in its own name and SG shall be kept informed at all times of all such actions taken by CBM. If CBM requests, SG may, at SG's discretion, assist CBM as a party to the lawsuit or other proceeding at CBM's expense; however, CBM shall retain control of the prosecution of such suit or proceeding, as the case may be.

        (c) CBM shall bear all its costs incurred in connection with such lawsuit or other proceeding, and consequently shall be entitled to collect and retain for its own account such damages and profits as may be accrued as a result of such lawsuit or other proceeding.

        (d) If third party infringement in the FIELD in a particular country continues for more than twelve months after SG' notice to CBM under this Section 6.3, then any royalty obligation incurred by SG under Section 4.5 hereof shall be reduced by [*]% until such third party infringement terminates. For purposes of the above sentence, sales by a third party of infringing product in such country shall not be considered to be "third party infringement" unless such sales, together with sales of infringing product by any other third parties, equal or exceed [*]% of SG sales of PRODUCT in such country.

        (e) Nothing in this Agreement shall be construed as obligating CBM, or giving SG the right, to proceed against a third party infringer.

     7.  CONFIDENTIALITY, NON-USE AND PUBLICATIONS

      7.1  CBM's Rights.  Nothing in this Agreement shall be construed to prohibit or limit in any manner the right of CBM and its AFFILIATES to grant any license for PATENT RIGHTS to any party. CBM may issue public announcements or press releases relating to the existence and/or subject matter of this Agreement (excluding any disclosure of the financial terms hereof unless required by law or regulation) with reference to SG as the licensee, provided that CBM shall provide SG with not less that five (5) business days to review and comment on the form and substance of the public announcement or press release. In no event shall CBM include in such announcements or releases, explicitly or implicitly, any mention or indication that SG endorses any SCA DISCOVERY.

      7.2  SG's Rights.  SG may issue public announcements or press releases relating to the existence of this Agreement (excluding any disclosure of the financial terms hereof unless required by law or regulation) with reference to CBM as the licensor, provided that SG shall provide CBM and [*] with not less that five (5) business days to review and comment on the form and substance of the public announcement or press release. In no event shall SG include in such announcements or releases, explicitly or implicitly, any mention or indication that CBM endorses the manufacture, use, or sale of any PRODUCT.

      7.3  SG's Obligations.  SG shall not use any unpublished PATENT RIGHTS including the text of Appendix I of this Agreement for any purpose other than as permitted under this Agreement. SG shall keep any unpublished PATENT RIGHTS including the text of Appendix I of this Agreement disclosed to SG by CBM confidential for three (3) years following the termination of this Agreement for any reason. Nothing in this Agreement shall prevent SG from making any disclosure of unpublished PATENT RIGHTS including the text of Appendix I of this Agreement required by law.

    Nothing in this Agreement shall in any way restrict the right of SG to use or disclose unpublished PATENT RIGHTS including the text of Appendix I that:

      (a) at the time of disclosure by CBM to SG had been published or is publicly known or otherwise in the public domain;

      (b) is published, becomes publicly known, or otherwise becomes part of the public domain after disclosure by CBM to SG through no fault of SG;

      (c) was known to SG prior to the time of disclosure by CBM, as demonstrated by written records; or

      (d) was or is disclosed to SG in good faith by a third party who was not and is not under any obligation of confidence to CBM at the time of said disclosure by said third party.

    The obligation of this Section 7.3 shall apply equally to SG and its AFFILIATES and sublicensees.

     8.  SG's DILIGENCE

    During the term of this Agreement, SG and its AFFILIATES and, if any, sublicensees will use best efforts to develop PRODUCTS for commercial sale and distribution throughout the world, and to such end will use best efforts to create a demand for the manufacture, sale, and marketing of PRODUCTS, and to meet and fulfill any such demand for said PRODUCTS.

     9.  INDEMNIFICATION

    SG shall defend, indemnify, and hold CBM and its AFFILIATES harmless from and against any and all claims, suits, and expenses, including attorney expenses, arising from the manufacture, use, or sale or other distribution of PRODUCTS by SG or its AFFILIATES or sublicensees or persons purchasing PRODUCTS from them

    10.  SG IMPROVEMENTS

    SG and its AFFILIATES agree to and hereby do grant to CBM and its AFFILIATES a worldwide, royalty-free, non-exclusive license, including the right to grant sublicenses to third parties, to make, use, and sell any product covered by SG PATENT RIGHTS.

    11.  TERM AND TERMINATION

      11.1  Default.  If either party shall fail to perform any of its obligations under this Agreement, the nondefaulting party may give written notice of the default to the defaulting party. Unless such default is corrected within sixty (60) days after receipt of such notice, the notifying party may thereafter terminate this Agreement.

      11.2  Term.  Unless otherwise terminated, as provided for in this Agreement, this Agreement will continue on a country by country basis until the expiration of the last to expire PATENT RIGHT in the country in question.

      11.3  Termination by SG.  This Agreement may be terminated as a whole by SG at any time pursuant to written notice to CBM (with copy to [*]).

      11.4  Survivability.  Sections 5, 6, 7, 9 and, with respect to all SG PATENT RIGHTS existing as of the time of termination, 10 shall survive the termination of this Agreement, except that Section 10 shall not survive if SG terminates this Agreement under Section 11.1 for CBM' s default.

    12.  MISCELLANEOUS

      12.1  DISCLAIMER OF WARRANTIES.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, CBM EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR

  IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

      12.2  Integration.  This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements, understandings, writings, and discussions between the parties relating to said subject matter.

      12.3  Amendments.  This Agreement may be amended only by a written instrument executed by the parties.

      12.4  Waiver.  The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or any other condition or term.

      12.5  Successors.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

      12.6  Assignability.  This Agreement shall not be assignable by either party without the other party's written consent, except for CBM's right to receive fees and royalties payable hereunder, upon sixty (60) days prior written notice to SG. Either party, however, shall have the right to transfer this Agreement to any AFFILIATE, or to any successor of its entire business to which this Agreement relates without the consent of the other party.

      12.7  Notices.  Any notice and payment of fees or royalties required or permitted to be given hereunder shall be deemed sufficient if mailed by overnight service producing evidence of delivery or by registered or certified mail (return receipt requested), or delivered by hand to the party to whom such notice is required at the address set forth in Section 5.1 hereof. Any notice required or permitted to be given hereunder shall be considered given upon the earlier of (i) when actually received at the address set forth in Section 5.1, or (ii) two business days after such notice is properly mailed in accordance with this Section 12.7.

      12.8  Validity of Provisions.  If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the parties that the remainder of this Agreement shall not be affected thereby. It is further the intention of the parties that in lieu of each such invalid, illegal, or unenforceable provision, there shall be substituted or added as part of this Agreement a provision that shall be as similar as possible in economic and business objectives to such invalid, illegal, or unenforceable provision as was originally intended by the parties, but that shall be valid, legal, and enforceable.

      12.9  Titles.  All titles and subtitles used in this Agreement are for purposes of illustration or organization and are not legally binding on the parties.

      12.10  Relationship of the Parties.  Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee, or joint venture relationship between the parties, and neither party is authorized or empowered to act as agent for the other for any purpose or to make any statement, contract, warranty, representation or commitment on behalf of the other.

      12.11  Further Acts and Instruments.  Each party hereto agrees to execute, acknowledge, and deliver such further instruments and to do all such other acts as may be necessary or appropriate to effect the purpose and intent of this Agreement.

      12.12  Export Restrictions.  This Agreement, and any products or technical data supplied during the term of this Agreement, are made subject to any restrictions concerning the export of products or technical data from the United States of America that may be imposed upon CBM or

  SG or their respective AFFILIATES or sublicensees from time to time by the Government of the United States of America. Furthermore, SG and its AFFILIATES agree that at no time, either during the term of this Agreement or thereafter, will they or their sublicensees export, directly or indirectly, any United States source products or technical data acquired from CBM or its AFFILIATES under this Agreement or any direct products of that technical data to any country for which the U.S. Government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining that license or approval when required by applicable United States law.

      12.13  Choice of Law.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New Jersey.

    The parties have duly executed this Agreement as of the date first above written.

CREATIVE BIOMOLECULES, INC.		SEATTLE GENETICS, INC.
By:	/s/ STEVE L. BASTA	By:	/s/ H. PERRY FELL
Name:	Steven L. Basta	Name:	H. Perry Fell
Title:	Vice President, Corporate Development & Investor Relations	Title:	President

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NON-EXCLUSIVE LICENSE AGREEMENT
RECITALS